Exhibit 99.1

The transformation to a holding company structure described in this press release involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 12, 2020

To whom it may concern:

Company:	The Hiroshima Bank, Ltd.
Representative:	Toshio Heya President
(Code Number: 8379, First Section, Tokyo Stock Exchange)
Contact:	Norihiko Sato Senior Manager, Planning Department, Management Planning Division
(TEL: +81-82-247-5151)

Announcement Regarding Transformation to a Holding Company Structure

Through a Sole-Share Transfer

The Hiroshima Bank, Ltd. (President: Toshio Heya) resolved to commence considering the transformation to a holding company structure at the board of directors meeting held on September 10, 2019 and announced the “Announcement Regarding Commencement of Consideration of Transformation to a Holding Company Structure” on the same date.  We hereby announce that we have resolved to transform to a holding company structure by incorporating “Hirogin Holdings, Inc.,” a holding company (the wholly owning parent company) (the “Holding Company”) through sole-share transfer (the “Share Transfer”) dated as of October 1, 2020 (scheduled), on the assumption that approval at the annual shareholders meeting to be held on June 25, 2020 and necessary approvals of the relevant authorities will be obtained, at the board of directors meeting held today, as stated below.

Since the Share Transfer is our sole-share transfer, it has been disclosed with some of the disclosure items and contents omitted.

1.            Purpose of the transformation to a holding company structure through a sole-share transfer

Our management vision is to “build a reliable Hiroshima Bank Group, united through trusting relations with the regional community.”  Based on this vision, for many years, from the perspective of implementing the group-integrated operation, we have made an effort to strengthen in-group cooperation, and have built a position as a leading bank group in the region by demonstrating our comprehensive strength, and have also proceeded with healthy management on a stable operating base.

However, it is expected that the management environment encompassing current financial institutions, particularly regional financial institutions, will become harsher due to issues such as population decrease and entry from other industries.  Moreover, due to changes in the economy and the social situation, such as the rapid progress of digital transformation, as well as changes in customers’ lifestyle and attitude, customers’ needs are becoming more diversified, complex, and sophisticated.  Therefore, it is considered that it will become more difficult for the current bank-centered structure to respond flexibly to the changes in the management environment including the easing of regulations, etc. or to accurately respond to customers’ needs.

In this situation, in order for us to aim to become a regional comprehensive services group that meets all the needs of its customers, with a focus on finance, and to aim to constantly improve the popularity within the regional market and corporate value of our group, it is necessary to further strengthen group governance as well as to further expand the operation axis and enhance group synergy.  To do so, we have determined that it is necessary to evolve into a holding company structure, which will be the new group management structure.

Under a holding company structure, our management vision will be to “contribute to the creation of a prosperous future for the regional community, as a trusted regional comprehensive services group by closely offering thorough support to customers.”  We will realize “further contribution to the regional community and customers” and “our group’s sustainable growth and improvement of corporate value.”

Considering the purpose of its incorporation, i.e., strengthening group governance, we will incorporate the Holding Company as a company with an audit and supervisory committee, and will further strengthen and enhance the corporate governance structure through measures such as further strengthening the board of directors’ supervisory function and the audit and supervisory committee’s audit function.

We will be a wholly owned subsidiary of the Holding Company due to the Share Transfer, and thus our shares will be delisted.  The shares of the Holding Company to be delivered to the shareholders as the consideration for our shares are scheduled to be registered to be listed on the First Section of the Tokyo Stock Exchange, Inc. (the “TSE”).  The listing date is scheduled to be on October 1, 2020, which will be the effective date of the registration of incorporation of the Holding Company (the effective date of the Share Transfer); however, this may differ depending on the assessment by the TSE.

2.            Steps for the transformation to a holding company structure

We have scheduled the transformation to a holding company structure to be conducted through the following method.

<<Step 1>>            Incorporation of a holding company through a sole-share transfer

•              Dated as of October 1, 2020, we will be a wholly owned subsidiary of the Holding Company by incorporating of the Holding Company through the Share Transfer.

(Note)    Non-consolidated subsidiaries are the following three companies: HB Asset Funding Corporation, Blue Investment Limited Partnership, and Shimanami Value Creation Investment Limited Partnership.

<<Step 2>>           Structural reorganization of business companies within the group

•              After the incorporation of the Holding Company, from the perspective of further enhancing group cooperation and synergy, among other factors, our three wholly owned subsidiaries (Hirogin Securities Co., Ltd., Shimanami Servicer Co., Ltd., and Hirogin Capital Partners Co., Ltd.) and our equity method affiliate (Hirogin Lease Co., Ltd.), four companies in total, are scheduled to be reorganized as direct investment companies of the Holding Company, by providing all our holding shares to the Holding Company by dividend in kind.  The specific particulars, method, timing, and other detailed information relating to the reorganization will be announced once they are decided.

3.             Summary of the Share Transfer

(1)           Schedule of the Share Transfer

Record date of the annual shareholders meeting	Tuesday, March 31, 2020
Board of directors meting to approve the share transfer plan	Tuesday, May 12, 2020
Annual shareholders meeting to approve the share transfer plan	Thursday, June 25, 2020 (scheduled)
Date on which our shares will be delisted	Tuesday, September 29, 2020 (scheduled)
Date on which the incorporation of the Holding Company will be registered (the effective date)	Thursday, October 1, 2020 (scheduled)
Date on which the shares of the Holding Company will be listed	Thursday, October 1, 2020 (scheduled)

Please note that the schedule is subject to change due to necessity in the course of the procedures of the Share Transfer or other reasons.

(2)           Method of the Share Transfer

A sole-share transfer under which we will be the wholly owned subsidiary company resulting from a share transfer and the Holding Company will be the wholly owning parent company incorporated in a share transfer.

(3)           Details of the allocation pertaining to the Share Transfer (the share exchange ratio)

Company name	Hirogin Holdings, Inc. (Wholly owning parent company incorporated in a share transfer)	The Hiroshima Bank, Ltd. (Wholly owned subsidiary company resulting from a share transfer)
Share exchange ratio	1	1

(i)            Share transfer ratio

The shareholders holding our common shares entered in the latest shareholder register as of the day immediately preceding the effective date of the Share Transfer will be delivered and allocated one common share of the Holding Company to be incorporated per each of our common shares held by them.

(ii)           Share units

The Holding Company will adopt a share unit system under which the number of shares constituting one unit will be 100.

(iii)          Calculation basis of the share transfer ratio

The Share Transfer will be conducted to incorporate one holding company that will be the wholly owning parent company through our sole-share transfer.  Thus, the shareholder structure of the Holding Company will not change from ours upon the Share Transfer.  Accordingly, by putting the first priority on not causing disadvantages to shareholders, we have decided to allocate and deliver the shareholders one common share of the Holding Company per each of our common shares held by them.

(iv)          Results, methods, and the basis of calculation by a third party organization

For the reasons described in (iii) above, no third party organization has calculated the share transfer ratio.

(v)           Number of new shares to be delivered through the Share Transfer (scheduled)

312,315,203 common shares (scheduled)

Please note that if the total number of our issued shares changes prior to the Share Transfer takes effect, the above number of new shares to be delivered by the Holding Company will fluctuate.  Since we plan to cancel our treasury shares to the extent that they can practically be cancelled by the time immediately prior to the time when the Holding Company acquires all of our issued shares (the “Record Time”), the number of our treasury shares as of March 31, 2020 (317,968 shares) has been excluded from the shares subject to the new share delivery in the above calculation.  In cases where the number of our treasury shares as of March 31, 2020 fluctuates by the Record Time, including in the case where our shareholders exercise their appraisal rights, the number of new shares to be delivered by the Holding Company may fluctuate.

(4)           Matters regarding stock acquisition rights and bonds with stock acquisition rights upon the Share Transfer

With regard to stock acquisition rights issued by us, equivalent stock acquisition rights of the Holding Company will be delivered and allocated to holders of our stock acquisition rights in place of our stock acquisition rights held by them.  We have issued no bonds with stock acquisition rights.

(5)           Handling of new listing of the Holding Company

We will apply for new listing (technical listing) of shares of the Holding Company to be newly incorporated to the First Section of the TSE.  The listing date is scheduled to be October 1, 2020.  Since we will become a wholly owned subsidiary of the Holding Company through the Share Transfer, we will be delisted from the First Section of the TSE on September 29, 2020 prior to the listing of the Holding Company.

4.             Outline of the company to conduct the Share Transfer

(As of March 31, 2020)
(1) Name	The Hiroshima Bank, Ltd.
(2) Address	1-3-8 Kamiyacho, Naka-ku, Hiroshima-shi
(3) Title and name of the representative	Toshio Heya, President
(4) Business description	Banking
(5) Stated capital	54,573 million yen
(6) Incorporation date	May 1, 1945
(7) Number of issued shares	312,633,171 shares
(8) Fiscal year end	March 31

(9) Major Shareholders and shareholding ratios

Japan Trustee Services Bank, Ltd. (Trust Account)
The Master Trust Bank of Japan, Ltd. (Trust Account)
Meiji Yasuda Life Insurance Company
Sompo Japan Nipponkoa Insurance Inc.
CP Chemical Incorporated
Nippon Life Insurance Company
Sumitomo Life Insurance Company
The Chugoku Electric Power Company, Incorporated
Japan Trustee Services Bank, Ltd. (Trust Account No. 5)
The Bank of Fukuoka, Ltd.

5.80% 5.18% 3.04% 2.40% 2.38% 1.93% 1.93% 1.92% 1.89% 1.76%

(10)     Operating results and financial conditions during the past three years

(Unit: million yen)

Fiscal year end	Fiscal year ending in March 2018	Fiscal year ending in March 2019	Fiscal year ending in March 2020
Consolidated net assets	477,748	487,391	482,057
Consolidated total assets	9,052,152	8,952,671	9,438,609
Consolidated net assets per share (yen)	1,534.40	1,564.51	1,547.15
Consolidated operating income	124,908	121,238	127,149
Consolidated operating profit	35,098	37,045	38,996
Net income attributable to owners of the parent for the period	25,809	25,581	24,270
Consolidated net income per share for the period (yen)	82.81	82.16	77.92
Dividend per share (yen)	13.50	20.00	22.50

(Note)    We carried out a share consolidation at the ratio of two common shares to one share as of October 1, 2017.

Consolidated net income per share for the fiscal year ending in March 2018 has been calculated on the assumption that the share consolidation was carried out at the beginning of the consolidated fiscal year.  The dividend per share of 13.50 yen for the fiscal year ending in March 2018 is the total of the interim dividend of 4.50 yen and the year-end dividend of 9.00 yen.  The interim dividend of 4.50 yen is the amount of the dividend before the share consolidation, and the year-end dividend of 9.00 yen is the amount of the dividend after the share consolidation.

5.            Outline of the Holding Company to be newly incorporated through the Share Transfer (the wholly owning parent company incorporated in a share transfer) (scheduled)

(1)	Name	Hirogin Holdings, Inc.
(2)	Address	1-1-7, Nishikaniya, Minami-ku, Hiroshima-shi
(3)	Representatives and directors to assume office	Chairman (Representative Director)	Koji Ikeda	(Current Chairman of The Hiroshima Bank)
		President (Representative Director)	Toshio Heya	(Current President of The Hiroshima Bank)
		Director	Akira Ogi	(Current Director & Senior Managing Executive Officer of The Hiroshima Bank)
		Director	Kazuo Kiyomune	(Current Managing Executive Officer of The Hiroshima Bank)
		Director	Fumitsugu Kariyada	(Current Managing Executive Officer of The Hiroshima Bank)
		Director (Audit and supervisory committee member)	Hitoshi Katayama	(Current Company Auditor of The Hiroshima Bank)
		Director (Audit and supervisory committee member)	Kaori Maeda	(Current Outside Director of The Hiroshima Bank)
		Director (Audit and supervisory committee member)	Yoshinori Takahashi	(Current Outside Company Auditor of The Hiroshima Bank)
		Director (Audit and supervisory committee member)	Satoshi Miura	(Current Outside Director of The Hiroshima Bank)
		(Note1)	Among the directors (audit and supervisory committee members), Kaori Maeda, Yoshinori Takahashi, and Satoshi Miura are outside directors as provided in Article 2, item (xv) of the Companies Act.
		(Note2)	Kaori Maeda’s name on her family register is Kaori Aibara.
(4)	Business description	•	Business management of banks and other companies that a bank holding company may have as its subsidiaries pursuant to the Banking Act and any other business activities incidental or related thereto.
		•	In addition to those described in the above item, business activities that a bank holding company may engage in pursuant to the Banking Act.
(5)	Stated capital	60,000 million yen
(6)	Fiscal year end	March 31

6.             Outline of the accounting upon the Share Transfer

Since the Share Transfer will fall under a “transaction under common control” under corporate accounting, it will not affect profit or loss.

7.             Future prospects

Upon the Share Transfer, we will become a wholly owned subsidiary of the Holding Company.  Because of this, our performance will be reflected in the consolidated performance of the Holding Company, our wholly owning parent company.  The impact of the Share Transfer on the performance will be minor.

End

(Reference)          Consolidated earnings forecast for the period (announced on May 12, 2020) and the consolidated actual performance in the previous period

(Unit: million yen)

	Operating income	Operating profit	Net income attributable to owners of the parent for the period	Net income per share for the period (Unit: yen)
Earnings forecast for the period (Fiscal year ending in March 2021)	127,500	33,500	22,500	72.23
Actual performance in the previous period (Fiscal year ending in March 2020)	127,149	38,996	24,270	77.92